EXHIBIT 10.22

MASTER CONSULTING AND STRATEGIC ADVISORY AGREEMENT

LUNAI BIOWORKS, INC.
AND
STRATEGIC ADVISORS S.À R.L.

Effective Date: 1st July 2026

CONFIDENTIAL

MASTER CONSULTING AND STRATEGIC ADVISORY AGREEMENT

This Master Consulting and Strategic Advisory Agreement (this "Agreement") is entered into as of 1st July 2026 (the "Effective Date") by and between Lunai Bioworks, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 3400 Cottage Way, Suite G2, #32562, Sacramento, CA 95825 ("Lunai" or the "Company"), and Strategic Advisors S.à r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 8, Avenue de la Gare L-1610 Luxembourg ("Strategic Advisors" or the "Consultant"). Lunai and Strategic Advisors may each be referred to as a "Party" and collectively as the "Parties."

WHEREAS, Strategic Advisors is a Luxembourg-based independent analytical and advisory firm serving clients that require rigorous, primary-source-grounded intelligence for complex and high-stakes decisions, with capabilities spanning financial markets analysis, scientific and technology assessment, litigation analytics, investor relations advisory, corporate due diligence, and market microstructure intelligence;

WHEREAS Strategic Advisors performs its work using proprietary analytic methodologies directed at large and heterogeneous datasets, combined with strict primary-source discipline and human expert oversight, in order to produce structured and defensible analytical outputs;

WHEREAS, Lunai desires to retain Strategic Advisors from time to time to provide those analytical and advisory services within Strategic Advisors' established areas of capability, as more specifically described in Section 2 of this Agreement;

WHEREAS, Strategic Advisors is willing to provide such services subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties agree as follows.

1. ENGAGEMENT AND GENERAL MANDATE

1.1 Engagement

Lunai hereby retains Strategic Advisors, and Strategic Advisors hereby accepts such engagement, to provide independent consulting, analytical, and advisory services to Lunai in accordance with this Agreement. Strategic Advisors shall perform such services as may reasonably be requested by Lunai's management, board of directors, authorized representatives, or, where appropriate, legal counsel.

1.2 Nature of Engagement

Strategic Advisors is retained for its independent analytical capabilities and its expertise in the specific service areas described in Section 2. The Parties intend this Agreement to cover those established capabilities and related analytical work, rather than a general management-consulting mandate.

1.3 Work Instructions

Individual assignments may be initiated through written or oral instructions, email correspondence, work orders, statements of work, or other communications reasonably evidencing Lunai's request for services. If an assignment materially changes the economics or risk profile of the engagement, the Parties shall use reasonable efforts to document the applicable terms in writing.

1.4 Independent Professional Judgment

Strategic Advisors shall perform its services objectively, independently, and in good faith. Nothing in this Agreement requires Strategic Advisors to adopt, support, or advocate a factual, analytical, or strategic conclusion with which Strategic Advisors does not professionally agree. Strategic Advisors may communicate uncertainties, limitations, risks, and contrary evidence to Lunai and its advisers.

Strategic Advisors acknowledges that its entitlement to the Waterfall Participation described in Section 17.5 gives it a direct financial interest in the outcome of the Lawsuit (as defined in Section 17.5). Before any Deliverable, data, or analysis produced by Strategic Advisors in connection with the Lawsuit is provided to, or relied upon by, any third-party testifying or consulting expert, or is submitted to a court, regulator, or opposing party, Strategic Advisors shall disclose the existence and nature of the Waterfall Participation to Lunai's counsel of record, who shall determine whether and how that interest must be disclosed consistent with applicable procedural and ethical rules.

2. SCOPE OF SERVICES

The services under this Agreement are limited to Strategic Advisors' established analytical and advisory capabilities. Depending on Lunai's requirements, Strategic Advisors may perform one or more of the following services:

2.1 Trading Pattern Analysis

Identification and analysis of anomalous execution patterns, coordination signals, and market-structure irregularities across large transaction datasets. This work may include the examination of trading records and related market data to identify patterns, relationships, anomalies, or other features relevant to Lunai's securities, litigation, regulatory matters, or capital-markets assessment.

2.2 Litigation Analytics

Preparation of primary-source-grounded analytical materials supporting Lunai and, where applicable, Lunai's legal counsel in securities litigation, regulatory proceedings, and discovery strategy. Such work may include analysis of trading records, regulatory materials, court records, discovery productions, financial-market data, and other relevant evidentiary sources, together with structured memoranda, analytical exhibits, chronologies, and other litigation-support materials.

2.3 Market Microstructure Intelligence

Analysis of short-interest mechanics, failures-to-deliver dynamics, securities-borrow and lending conditions, and internalisation patterns in listed securities. The work may include synthesis of market data, regulatory records, trading records, and other available primary sources to evaluate how market-structure mechanics may affect trading in, or the market for, Lunai's securities.

3. ANALYTICAL METHODOLOGY

3.1 Proprietary Analysis

Strategic Advisors may deploy its proprietary data analytic framework for financial, technological, and litigation-related intelligence tasks. The framework is designed to interrogate and synthesize large, heterogeneous datasets relevant to an assignment.

3.2 Primary-Source Discipline

Strategic Advisors' methodology is directed toward primary and authoritative source materials rather than reliance solely on commercial data aggregators or consensus research. Depending on the assignment, relevant materials may include regulatory productions and filings, exchange and trading data, court records, and other verifiable source material. Strategic Advisors shall endeavor to make material analytical conclusions traceable to the source material on which they are based.

3.3 Cross-Source Analysis

Strategic Advisors may use its analytical systems to identify patterns, contradictions, correlations, and relationships that require synthesis across large or disparate document sets and datasets. The methodology

may be applied across financial markets, technological materials, litigation records, and other data relevant to the specific service being performed.

3.4 Human Expert Oversight and Review

Human expert oversight shall be embedded in Strategic Advisors' analytical process. Analytical hypotheses and preliminary findings may be tested against primary evidence, subjected to structured contrary-case or devil's-advocate review, and calibrated to the evidentiary and analytical standards appropriate to the relevant legal or corporate context. Final analytical outputs remain subject to professional judgment and the limitations of the underlying information and data.

4. RELATIONSHIP WITH LEGAL COUNSEL

4.1 Separate Counsel Engagements

Strategic Advisors may from time to time be separately engaged by legal counsel representing Lunai. This Agreement is intended to coexist with any such engagement and shall not supersede or terminate any separate engagement between Strategic Advisors and Lunai's legal counsel unless expressly agreed in writing.

4.2 Counsel-Directed Work

Where Strategic Advisors is instructed that an assignment is being undertaken for purposes of obtaining or assisting legal advice, preparing for litigation, supporting litigation strategy, responding to regulatory matters, or otherwise assisting counsel, Strategic Advisors shall cooperate with counsel regarding the manner in which such work is performed and communicated.

4.3 Privilege and Work Product

The Parties intend that communications and materials entitled to attorney-client privilege, attorney work-product protection, common-interest protection, or any other applicable privilege or protection shall be handled in a manner designed to preserve such protection. Nothing in this Agreement is intended to waive any privilege or protection available to Lunai, its counsel, or Strategic Advisors.

4.4 Counsel Instructions

For counsel-directed work, Strategic Advisors may comply with reasonable instructions from Lunai's legal counsel concerning document handling, distribution, confidentiality, work-product labeling, communication channels, document retention, expert disclosure, and litigation procedures. To the extent of any conflict with specific counsel instructions intended to preserve privilege or comply with litigation obligations, Strategic Advisors may follow counsel's instructions after consultation with Lunai.

5. CONFIDENTIALITY

5.1 Confidential Information

"Confidential Information" means all non-public information disclosed to Strategic Advisors by or on behalf of Lunai, including information relating to business operations, technology, intellectual property, products, research, financial matters, securities, shareholders, employees, customers, suppliers, counterparties, litigation, regulatory matters, transactions, financing, strategic plans, and other proprietary or sensitive matters. It also includes the existence, nature, scope, and findings of individual consulting assignments where such information is not public.

5.2 Obligations

Strategic Advisors shall maintain Confidential Information in confidence, use it solely for purposes related to the engagement, apply reasonable safeguards against unauthorized disclosure, and limit access to persons who reasonably require such information to perform the services.

5.3 Permitted Recipients

Strategic Advisors may disclose Confidential Information to its employees, officers, contractors, professional advisers, or agents who reasonably need access and who are subject to confidentiality obligations. Strategic Advisors shall remain responsible for the handling of Lunai's Confidential Information by persons acting under its direction.

5.4 Exclusions

Confidential Information excludes information that Strategic Advisors can reasonably demonstrate was publicly available without breach of this Agreement, lawfully known to Strategic Advisors before disclosure, independently developed without use of Lunai's Confidential Information, or lawfully received from a third party without a duty of confidentiality.

5.5 Required Disclosure

If Strategic Advisors is legally compelled to disclose Confidential Information, it shall, to the extent legally permitted, promptly notify Lunai, consult with Lunai and its counsel, cooperate with reasonable efforts to seek confidential treatment or a protective order, and disclose only the information legally required.

5.6 Survival

The obligations in this Section survive termination of this Agreement for five (5) years, except that trade secrets and legally privileged information shall remain protected for so long as they retain such status under applicable law.

5.7 Trading Restrictions

Strategic Advisors shall not, and shall cause its officers, employees, principals, agents, and subcontractors not to, purchase, sell, or otherwise trade, directly or indirectly, in Lunai's securities, or recommend, encourage, or facilitate such trading by any other person, while in possession of material non-public information concerning Lunai obtained in connection with this Agreement. Strategic Advisors shall comply, and shall cause its personnel to comply, with Lunai's insider trading policy as provided to Strategic Advisors from time to time. Before selling any shares issued to it under Section 17.8, Strategic Advisors shall notify Lunai's General Counsel or designee at least two business days in advance of the proposed sale, and shall not proceed with the sale if so directed due to an active blackout period or other restriction under Lunai's insider trading policy then in effect. This Section does not, by itself, restrict Strategic Advisors from selling shares of Lunai common stock issued to it as compensation under Section 17.8, provided any such sale complies with applicable securities laws, including the prohibition above on trading while in possession of material non-public information, and with the notice procedure described above.

6. DATA HANDLING AND SECURITY

Strategic Advisors shall implement commercially reasonable safeguards appropriate to the nature of information supplied by Lunai. Strategic Advisors may use third-party systems, software providers, hosting providers, cloud infrastructure, and analytical technologies in providing the services, provided Strategic Advisors exercises reasonable professional judgment concerning the handling of Confidential Information.

Strategic Advisors shall not knowingly submit highly sensitive Lunai Confidential Information to publicly accessible AI systems in a manner that would intentionally make such information publicly available. If

Lunai requires specific data-security, data-residency, or information-handling restrictions for an assignment, those requirements should be communicated in writing before the relevant information is transferred.

7. INFORMATION PROVIDED BY LUNAI

7.1 Cooperation

Lunai shall provide Strategic Advisors with such information, documentation, data, access, and management availability as Lunai reasonably determines necessary for Strategic Advisors to perform the requested services.

7.2 Reliance

Strategic Advisors may rely upon information supplied by Lunai, its officers, employees, directors, advisers, accountants, counsel, consultants, and authorized representatives without independently auditing or verifying such information unless the applicable assignment specifically requires verification.

7.3 Accuracy

Lunai shall use reasonable efforts to ensure that information provided to Strategic Advisors is materially accurate and not knowingly misleading. Strategic Advisors shall not be responsible for conclusions materially affected by inaccurate, incomplete, or misleading information supplied by Lunai or third parties, except to the extent Strategic Advisors knew such information to be materially inaccurate.

8. DELIVERABLES

8.1 Forms of Deliverables

Strategic Advisors may provide written reports, analytical memoranda, presentations, data analyses, spreadsheets, charts, market analyses, technical reviews, emails, oral briefings, conference calls, expert analyses, litigation materials, and other formats appropriate to the assignment (collectively, “Deliverables”).

8.2 Preliminary Materials

Drafts, working papers, preliminary analyses, internal notes, exploratory analyses, model outputs, and other work-in-progress materials may contain incomplete or unverified information and shall not be treated as final conclusions unless expressly identified as final by Strategic Advisors.

8.3 Updating

Unless specifically agreed otherwise, Strategic Advisors has no continuing obligation to update a Deliverable after completion to reflect events, information, or circumstances occurring after its date.

9. INTELLECTUAL PROPERTY

9.1 Client-Specific Deliverables

Subject to payment of all amounts due, Lunai shall have the right to use final client-specific Deliverables prepared specifically for Lunai for its business, legal, strategic, financing, investor-relations, and internal purposes, subject to the restrictions set forth in this Agreement.

9.2 Consultant Technology

Strategic Advisors retains all right, title, and interest in and to pre-existing intellectual property, analytical methodologies, research frameworks, models, software, code, algorithms, AI-agent systems, prompt structures, analytical workflows, templates, databases, know-how, trade secrets, processes, analytical

techniques, and improvements thereto, whether developed before or during the engagement (collectively, “Consultant Technology”).

9.3 Embedded Consultant Technology

To the extent Consultant Technology is incorporated into a Deliverable, Lunai receives a perpetual, non-exclusive, royalty-free license to use such Consultant Technology solely as necessary to use the Deliverable for its permitted purposes. Lunai does not acquire ownership of the underlying Consultant Technology.

9.4 General Knowledge

Nothing in this Agreement prevents Strategic Advisors from using general knowledge, professional experience, analytical skills, concepts, and know-how retained in the unaided memory of its personnel, provided Strategic Advisors does not disclose Lunai’s Confidential Information.

10. NO THIRD-PARTY RELIANCE

Unless Strategic Advisors expressly agrees otherwise in writing, Deliverables are prepared solely for Lunai and its authorized professional advisers. No shareholder, investor, lender, counterparty, or other third party shall be deemed a client of Strategic Advisors solely because that party receives, reviews, or becomes aware of a Deliverable. Strategic Advisors assumes no duty of care or other liability to any third party in connection with such third party’s use of or reliance upon any Deliverable.

11. PUBLIC DISCLOSURE AND USE OF NAME

Neither Party shall issue a public statement specifically identifying the other Party’s participation in a confidential assignment without the other Party’s prior written consent, except where disclosure is required by applicable law, regulation, stock-exchange rule, court order, or legal process. Lunai shall consult with Strategic Advisors before publicly attributing a material analytical conclusion, opinion, or report to Strategic Advisors where reasonably practicable. Strategic Advisors shall not use Lunai’s name, trademarks, or logo in marketing materials or client lists without Lunai’s prior written consent, except to the extent Lunai has publicly disclosed the relationship and the reference is factually accurate.

12. INDEPENDENT CONTRACTOR

Strategic Advisors is an independent contractor. Nothing in this Agreement creates an employment relationship, partnership, joint venture, agency, fiduciary relationship, or other similar legal relationship between the Parties. Strategic Advisors shall control the manner and means by which it performs the services, subject to agreed objectives, deadlines, and applicable legal or confidentiality requirements. Unless expressly authorized in writing, Strategic Advisors has no authority to enter into contracts on Lunai’s behalf, bind Lunai, make representations in Lunai’s name, incur obligations on behalf of Lunai, or otherwise act as Lunai’s legal agent.

13. NO BROKER-DEALER OR INVESTMENT BANKING ROLE

Strategic Advisors is retained as an analytical and strategic consultant. Unless separately agreed and legally permissible, Strategic Advisors shall not act as a broker, dealer, placement agent, underwriter, investment bank, investment adviser, or securities intermediary on behalf of Lunai. Strategic Advisors shall not have authority under this Agreement to solicit, offer, or sell securities on behalf of Lunai. Except for the Waterfall Participation described in Section 17.5, which is intended as contractual consulting compensation and not transaction-based compensation for securities activity, nothing in this Agreement shall be construed to create a securities brokerage or placement arrangement.

14. NO LEGAL, TAX, OR ACCOUNTING ADVICE

Unless expressly agreed otherwise and performed by a duly qualified professional, Strategic Advisors does not provide legal, tax, audit, or accounting advice. Lunai shall obtain independent advice from qualified legal, tax, and accounting advisers where appropriate.

15. CONFLICTS OF INTEREST

15.1 Non-Exclusive Relationship

Strategic Advisors may provide services to other clients, including clients operating in financial markets, technology, life sciences, investment, litigation, and other industries.

15.2 Confidentiality Protections

Strategic Advisors shall not use Lunai's Confidential Information for the benefit of another client.

15.3 Material Conflicts

If Strategic Advisors becomes aware of a conflict that would materially impair its ability to perform an assignment objectively or in accordance with its obligations to Lunai, Strategic Advisors shall disclose the conflict to Lunai and consult regarding an appropriate resolution.

16. PERSONNEL AND SUBCONTRACTORS

Strategic Advisors may use employees, principals, analysts, consultants, or subcontractors in connection with the services where it considers such involvement appropriate and shall remain responsible for supervising work performed under its direction. Strategic Advisors may allocate tasks between senior and junior personnel where doing so is reasonably efficient and appropriate.

17. FEES AND COMPENSATION

17.1 Senior Professional Services

Unless otherwise agreed in writing, Lunai shall compensate Strategic Advisors at the rate of USD $300 per hour for senior professional, consulting, analytical, advisory, and expert services.

17.2 Junior Analytical Services

Junior analysts, research assistants, and supporting personnel may be utilized where Strategic Advisors considers their involvement appropriate. Such services shall be billed at USD $150 per hour unless otherwise agreed.

17.3 Different Fee Arrangements

The Parties may agree in writing to fixed fees, project fees, monthly retainers, daily rates, success-neutral milestone fees, or other compensation structures for individual assignments. Any such agreement shall apply only to the assignment to which it relates unless otherwise expressly stated.

17.4 Expert and Testimony Time

Time devoted to preparation for depositions, hearings, trials, regulatory proceedings, or expert testimony shall be billed at the applicable professional rate unless otherwise agreed. Attendance at a trial, hearing, deposition, or similar full-day proceeding shall be subject to a minimum billing of eight (8) hours per day.

17.5 Waterfall Participation

In addition to the compensation otherwise payable under this Agreement, Strategic Advisors shall be entitled to receive an amount equal to ten percent (10%) of the Net Recovery actually received by Lunai in connection with the Lawsuit (the "Waterfall Participation"), irrespective of the form or structure in which the Net Recovery is received. "Net Recovery" means all income, proceeds, consideration, or other economic value actually received by Lunai arising out of, attributable to, or otherwise received in connection with the Lawsuit, less the reasonable attorneys' fees, court costs, and other actual out-of-pocket litigation expenses incurred by Lunai in prosecuting the Lawsuit and allocable to the amount received. For purposes of this Agreement, "the Lawsuit" means the action captioned Lunai Bioworks, Inc. v. Does 1-50, Roe Corporations 1-50, and XYZ LLCs 1-50, filed by Lunai in the United States District Court for the District of Delaware on May 12, 2026, Case No.1:26-cv-00549-CFC, together with any amended or superseding complaints filed therein naming additional, substitute, or newly identified defendants. Lunai shall pay Strategic Advisors its Waterfall Participation promptly following Lunai's receipt of the applicable amounts.

17.6 Non-Cash Consideration

If any amount subject to the Waterfall Participation is received in the form of securities, property, credits, set-offs, debt forgiveness, contingent rights, or other non-cash consideration, the Parties shall in good faith determine the fair market value of such consideration as of the date received, and the Waterfall Participation shall be calculated on that value. Unless otherwise agreed, Strategic Advisors may elect to receive its participation in cash or, if legally and practically permissible, in the same form of consideration received by Lunai.

17.7 Statements and Records

Lunai shall maintain commercially reasonable records sufficient to determine amounts subject to Section 17.5 and, upon reasonable written request no more than twice per calendar year, shall provide Strategic Advisors with a statement showing the calculation of Waterfall Participation amounts paid or payable. Any inspection of underlying records shall be subject to reasonable confidentiality protections and shall not unreasonably disrupt Lunai's business.

17.8 Settlement of Prior Invoices via Stock Issuance

In full and final satisfaction of (a) all fees, expenses, and other amounts invoiced by Strategic Advisors for services performed through August 24, 2026 (the "Settlement Date"), and (b) the value of services Strategic Advisors performs under this Agreement after the Settlement Date as described in Section 17.9, Lunai shall issue Strategic Advisors 180,000 shares of Lunai common stock, to be registered for resale on a registration statement on Form S-3. The 180,000 share figure is a negotiated fee agreed by the Parties and is not calculated under any specified valuation formula. Upon delivery of such shares, all invoices issued by Strategic Advisors for services performed through the Settlement Date shall be deemed paid in full, and Strategic Advisors releases and waives any claim to separate cash payment for services performed through the Settlement Date or, except as provided in Section 17.9, thereafter. Nothing in this Section obligates Lunai to issue or register any additional shares to Strategic Advisors except as the Parties may separately agree in writing. This Agreement does not itself restrict the resale of shares issued under this Section beyond what applicable securities law requires, including the restriction described in Section 5.7 on trading while in possession of material non-public information.

17.9 Prospective Compensation

The shares issued under Section 17.8 are intended to compensate Strategic Advisors both for services performed through the Settlement Date and for services Strategic Advisors performs under this Agreement thereafter. Accordingly, the hourly rates described in Sections 17.1 and 17.2 shall not give rise to a separate cash payment obligation for services performed after the Settlement Date, unless the Parties expressly

agree otherwise in writing for a specific assignment pursuant to Section 17.3. Strategic Advisors may continue to record its professional time at the rates described in Sections 17.1 and 17.2 for reference purposes. The Waterfall Participation described in Section 17.5 is additional compensation to, and not a replacement for, the compensation represented by the shares issued under Section 17.8. For the avoidance of doubt, the services compensated under this Section, under Section 17.5, and under Section 17.8, including any services relating to the Lawsuit, are limited to factual data analysis and related analytical work product, and do not include legal advice, litigation strategy, or other services requiring a license to practice law, consistent with Section 14.

18. TRAVEL TIME

Actual travel time reasonably incurred in connection with the engagement shall be compensable at the applicable hourly rate unless otherwise agreed. Strategic Advisors shall endeavor, where reasonably practicable, to perform productive work related to Lunai matters while traveling.

19. EXPENSES

Lunai shall reimburse Strategic Advisors for reasonable and necessary out-of-pocket expenses incurred in connection with the engagement, including approved travel, accommodation, transportation, specialized databases, data acquisition, third-party research, document production, expert support, and similar assignment-related costs. Strategic Advisors shall seek advance approval for material extraordinary expenses where reasonably practicable.

20. INVOICING

Strategic Advisors shall ordinarily invoice Lunai monthly. Invoices may include professional time, research time, analytical work, meetings, calls, travel time, expert preparation, Waterfall Participation amounts when due, and reimbursable expenses. Invoices shall provide a commercially reasonable description of services while taking into account privilege, confidentiality, and litigation considerations.

21. PAYMENT

21.1 Payment Terms

Invoices shall be payable within thirty (30) days of receipt unless otherwise agreed in writing. Amounts not disputed in good faith shall remain payable when due.

21.2 Late or Overdue Amounts

If an invoice remains materially overdue, Strategic Advisors may, upon reasonable notice and to the extent permitted by applicable law and professional obligations, suspend non-critical services until payment is made.

21.3 Taxes

Strategic Advisors shall be responsible for taxes imposed upon Strategic Advisors in respect of its net income. Lunai shall be responsible for transaction taxes, withholding obligations, or similar governmental charges imposed specifically upon the purchase or payment of the services, subject to applicable law and any available treaty relief.

21.4 No Set-Off

Except for amounts disputed in good faith, Lunai shall make payments without set-off, counterclaim, deduction, or withholding other than as required by applicable law.

21.5 Tax Forms and Withholding Certification

Strategic Advisors shall provide Lunai with a properly completed and duly executed IRS Form W-8BEN-E (or successor form), together with any documentation reasonably required to substantiate eligibility for reduced withholding under the income tax treaty between the United States and the Grand Duchy of Luxembourg, prior to the first payment due under this Agreement and thereafter upon expiration, change in circumstances, or Lunai's reasonable request. Lunai may withhold from any payment such amounts as it reasonably determines are required by applicable law absent timely receipt of such documentation.

22. PROFESSIONAL STANDARD AND NO GUARANTEE

Strategic Advisors shall perform its services with reasonable professional skill and care consistent with the nature of the engagement. The services constitute advisory and analytical services and involve professional judgment. Strategic Advisors does not guarantee a particular financing outcome, securities price, investor response, litigation outcome, regulatory outcome, transaction closing, commercial result, or any other specific result.

23. LIMITATION OF LIABILITY

23.1 Excluded Damages

To the fullest extent permitted by applicable law, neither Party shall be liable to the other for indirect, incidental, consequential, exemplary, punitive, or special damages arising out of this Agreement, including lost profits, lost business opportunity, or loss of goodwill, except to the extent such damages arise from fraud, willful misconduct, breach of confidentiality, or infringement of intellectual property rights.

23.2 Liability Cap

Except in the case of fraud, willful misconduct, gross negligence, breach of confidentiality, infringement of intellectual property rights, or obligations that cannot legally be limited, Strategic Advisors' aggregate liability arising out of any particular assignment shall not exceed the total professional fees paid or payable to Strategic Advisors for that assignment during the twelve (12) months preceding the event giving rise to the claim.

23.3 Payment Obligations Unaffected

Nothing in this Section limits Lunai's obligation to pay fees, Waterfall Participation, reimbursable expenses, or other amounts properly due under this Agreement.

24. INDEMNIFICATION

24.1 Indemnification by Lunai

Lunai shall indemnify and hold harmless Strategic Advisors and its officers, employees, principals, and agents from third-party claims arising from materially false or misleading information supplied to Strategic Advisors by Lunai, unauthorized use or distribution of Strategic Advisors' work product by Lunai, or representations made by Lunai to third parties that materially mischaracterize Strategic Advisors' conclusions, except to the extent the relevant claim results from Strategic Advisors' fraud, willful misconduct, or gross negligence. Strategic Advisors shall promptly notify Lunai of any indemnifiable claim and reasonably cooperate in its defense.

24.2 Indemnification by Strategic Advisors

Strategic Advisors shall indemnify and hold harmless Lunai and its officers, directors, employees, and agents from third-party claims, and resulting losses, arising from Strategic Advisors' fraud, willful

misconduct, gross negligence, or breach of its confidentiality obligations under Section 5, except to the extent the relevant claim results from Lunai's own fraud, willful misconduct, or gross negligence. Lunai shall promptly notify Strategic Advisors of any indemnifiable claim and reasonably cooperate in its defense.

25. SUBPOENAS, TESTIMONY, AND LEGAL PROCESS

If Strategic Advisors receives a subpoena, document demand, deposition notice, regulatory request, or other compulsory process relating to services performed for Lunai, Strategic Advisors shall, to the extent legally permitted, promptly notify Lunai or its counsel. Lunai shall reimburse Strategic Advisors for reasonable professional time and expenses incurred in responding to such process, including time spent locating, reviewing, producing, preparing, or testifying, unless the process arises from Strategic Advisors' own alleged wrongdoing unrelated to the Lunai engagement.

26. RECORDS AND DOCUMENT RETENTION

Strategic Advisors may maintain records relating to the engagement in accordance with its ordinary document-retention practices, subject to any specific preservation instructions communicated by Lunai or its legal counsel. Strategic Advisors may retain archival copies of materials where reasonably necessary for legal, regulatory, insurance, professional, or record-keeping purposes, subject at all times to the confidentiality obligations in this Agreement.

27. TERM, SUSPENSION, AND TERMINATION

27.1 Term

This Agreement begins on the Effective Date and continues until terminated in accordance with this Section.

27.2 Termination for Convenience

Either Party may terminate this Agreement upon thirty (30) days' written notice to the other Party.

27.3 Termination for Cause

Either Party may terminate immediately upon written notice if the other Party materially breaches this Agreement and, where the breach is capable of cure, fails to cure it within ten (10) business days after receiving written notice describing the breach.

27.4 Suspension

Strategic Advisors may suspend services upon reasonable notice where continued performance would reasonably create a material legal, ethical, conflict, security, or non-payment issue, provided it uses reasonable efforts to minimize avoidable prejudice to Lunai.

27.5 Accrued Rights

Termination does not affect accrued rights or obligations. Lunai remains responsible for all fees, expenses, and Waterfall Participation amounts attributable to periods or receipts occurring before termination and, with respect to Section 17.5, any post-termination receipts arising from or attributable to the Lawsuit unless the Parties expressly agree otherwise in writing.

27.6 Survival

Sections that by their nature are intended to survive termination, including confidentiality, intellectual property, no third-party reliance, fees and Waterfall Participation, payment, limitations of liability, indemnification, governing law, and dispute provisions, shall survive termination.

28. REPRESENTATIONS AND COMPLIANCE

28.1 Authority

Each Party represents that it has full power and authority to enter into this Agreement and perform its obligations hereunder.

28.2 Compliance with Law

Each Party shall comply with laws and regulations applicable to its own performance under this Agreement. Strategic Advisors shall not be required to perform any instruction it reasonably believes would violate applicable law, court order, professional obligation, or binding regulatory requirement.

28.3 Sanctions and Anti-Corruption

Each Party shall comply with applicable anti-bribery, anti-corruption, and economic-sanctions laws in connection with this Agreement.

29. GOVERNING LAW AND DISPUTES

29.1 Governing Law

The validity, interpretation, construction, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, USA, without regard to conflict-of-laws principles that would require application of another jurisdiction's laws.

29.2 Jurisdiction

Any dispute arising out of or relating to this Agreement that cannot be resolved amicably shall be brought exclusively in a state or federal court of competent jurisdiction located in Delaware, and each Party irrevocably submits to the personal jurisdiction of such courts and waives any objection based on venue or forum non conveniens.

29.3 Good-Faith Resolution

Before commencing litigation, the Parties shall use reasonable good-faith efforts to resolve the dispute through direct discussions between senior representatives, except where immediate relief is reasonably necessary to protect confidential information, intellectual property, privileged materials, or other rights from imminent harm.

30. MISCELLANEOUS

30.1 Entire Agreement

This Agreement constitutes the entire agreement between Lunai and Strategic Advisors concerning its subject matter and supersedes prior oral or written understandings between the Parties concerning that subject matter, except that it does not supersede any separate engagement between Strategic Advisors and legal counsel retained by Lunai unless expressly stated in writing.

30.2 Amendments

Any amendment or modification must be in writing and signed by authorized representatives of both Parties, except that project-specific scopes, rates, or work instructions may be agreed by email or other written communication where this Agreement expressly permits.

30.3 Assignment

Neither Party may assign this Agreement without the prior written consent of the other Party, except that Lunai may assign it in connection with a merger, reorganization, sale of substantially all assets, or similar transaction, provided the successor assumes Lunai's obligations, including all obligations under Section 17.5. Strategic Advisors may assign this Agreement to an affiliated successor entity that assumes its obligations.

30.4 Notices

Formal notices under this Agreement shall be in writing and delivered by personal delivery, internationally recognized courier, or email with confirmation of receipt to the addresses designated by each Party from time to time.

30.5 Waiver

No failure or delay in exercising any right under this Agreement shall operate as a waiver of that right. A waiver is effective only if in writing and only for the specific instance for which given.

30.6 Severability

If any provision of this Agreement is held invalid or unenforceable, it shall be enforced to the maximum extent permitted by law, and the remaining provisions shall remain in full force and effect.

30.7 No Third-Party Beneficiaries

Except for persons expressly protected by the indemnification and limitation-of-liability provisions, this Agreement is for the benefit of the Parties only and creates no rights in any other person or entity.

30.8 Headings

Headings are for convenience only and do not affect interpretation of this Agreement.

30.9 Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each deemed an original and all of which together constitute one instrument. Electronic and PDF signatures shall have the same effect as original signatures to the extent permitted by applicable law.

30.10 Construction

The Parties acknowledge that this Agreement has been negotiated between commercially sophisticated parties. No presumption or rule requiring construction against the drafter shall apply.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LUNAI BIOWORKS, INC.

By: David Weinstein

Name: David Weinstein

Title: Chief Executive Officer

Date: 9/2/2026

STRATEGIC ADVISORS S.À R.L.

By: Stephane Sabella

Name: Stephane Sabella

Title: Managing Partner

Date: 9/2-2026